Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACTS:
ArthroCare Corp.
Misty Romines
512-391-3902

ArthroCare Announces entry into a Deferred Prosecution Agreement

ArthroCare Corp. (NASDAQ: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, and the U.S. Department of Justice (“DOJ”), entered into a  Deferred Prosecution Agreement (“DPA”) filed today with the United States District Court in the Western District of Texas (the Court).  The DPA will resolve the ongoing investigation by the DOJ regarding allegations of securities and related fraud committed under a previous management team.  The investigation was first announced in December 2008.  The facts underlying this agreement relate specifically to matters self-disclosed by ArthroCare to the U.S. Securities and Exchange Commission (“SEC”) and the DOJ, as previously described by ArthroCare in its public press releases and SEC filings.

In conjunction with the DPA, the DOJ concurrently filed a criminal information concerning a single-count of conspiracy to commit wire and securities fraud.  The DPA is for a 24 month period and, subject to its successful completion, the DOJ agrees that the DPA will expire and that the DOJ will seek dismissal of the criminal information.    Pursuant to the DPA, ArthroCare has agreed to pay a $30 million fine to the DOJ and to maintain a compliance program meeting certain criteria specified in the DPA.  ArthroCare also must report annually on the status of the Compliance Program to the DOJ.  There is no independent monitor requirement pursuant to the DPA.

The foregoing is only a summary of the material terms of the DPA and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the DPA, which will be filed as an exhibit on a Form 8-K filed concurrently with this press release.

ABOUT ARTHROCARE

ArthroCare develops and manufactures surgical devices, instruments, and implants that strive to enhance surgical techniques as well as improve patient outcomes.  Its devices improve many existing surgical procedures and enable new minimally invasive procedures.  Many of ArthroCare’s devices use its internationally patented Coblation® technology. This technology precisely dissolves target tissue and limits damage to surrounding healthy tissue. ArthroCare also develops surgical devices utilizing other patented technology including its OPUS® line of fixation products as well as re-usable surgical instruments.  ArthroCare is leveraging these technologies in order to offer a comprehensive line of surgical devices to capitalize on a multi-billion dollar market opportunity across several surgical specialties, including its two core product areas consisting of Sports Medicine and Ear, Nose, and Throat as well as other areas such as spine, wound care, urology and gynecology.